Exhibit 4.2
PROMISSORY NOTE
$114,800,000    Effective Date: April 14, 2017

For value received, SALISHAN-MOHEGAN, LLC, a Washington limited liability company ("Maker"), promises to pay to SALISHAN COMPANY, LLC, a Washington limited liability company ("Holder"), or order, the principal sum of One Hundred Fourteen Million Eight Hundred Thousand and 00/100 DOLLARS ($114,800,000) (“Redemption Price”) pursuant to the terms set forth below. This Note is being delivered pursuant to Section 1.02(b) of that certain Membership Interest Redemption and Withdrawal Agreement dated April 14, 2017 among Maker, Holder and, for the limited purposes therein, the Mohegan Tribal Gaming Authority and David Barnett (the “Redemption Agreement”). Notwithstanding anything to the contrary herein, all obligations of Maker under this Note shall be subject to Section 1.04 of the Redemption Agreement.
1.Payments. The amounts due under this Note shall be paid as follows:

a.
0% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the Effective Date hereof until the first anniversary of the Effective Date;

b.
0% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the first anniversary of the Effective Date until the second anniversary of the Effective Date;

c.
20% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the second anniversary of the Effective Date until the third anniversary of the Effective Date;

d.
20% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the third anniversary of the Effective Date until the fourth anniversary of the Effective Date;

e.
20% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the fourth anniversary of the Effective Date until the fifth anniversary of the Effective Date;

f.
20% of the Redemption Price shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the fifth anniversary of the Effective Date until the sixth anniversary of the Effective Date; and

g.
20% of the Redemption Price, together with such other amounts due hereunder, shall be paid in 12 equal monthly installments, payable on or before the first day of each month following the sixth anniversary of the Effective Date until the Maturity Date, together with such other amount(s) due hereunder.

Maker shall make all payments in immediately available funds, without condition or deduction for any reason. Maker and Holder hereby acknowledge and agree that although no interest is expressly payable by Maker hereunder, interest will be imputed using the April 2017 Mid Term annual applicable federal rate and Maker and Holder shall report interest accordingly.
2.Maturity Date. If not sooner paid, the entire unpaid principal balance on this Note, plus any other amounts due hereunder, shall immediately be due and payable, without notice or demand, on the seventh anniversary of the Effective Date (the "Maturity Date").
3.Set-off. Section 7.04 of the Redemption Agreement contains a right of set-off in favor of Maker. Subject to the terms and conditions under Section 7.04 of the Redemption Agreement, Maker's payment obligations under this Note are expressly subject to such right, and all amounts set-off in accordance with Section 7.04 of the Redemption Payment shall be treated as payments hereunder for all purposes.
4.Events of Default. Each of the following shall constitute an Event of Default under this Note:

a.	The failure of Maker to make any payment according to the terms of this Note where such failure is not fully cured within five (5) calendar days after Holder has provided written notice to Maker;

b.	The liquidation or dissolution of Maker;

c.
Maker’s material breach or material default of any provision of the Redemption Agreement where such breach or default is not fully cured and corrected within thirty calendar (30) days after Holder has provided written notice to Maker; provided, however, that such period shall be extended for an additional period of up to thirty calendar (30) days if the Maker is unable to cure within the initial thirty calendar (30) day period so long as such cure is diligently pursued by Maker until such breach or default had been corrected, but in no event shall such cure period be extended beyond the aggregate total of sixty (60) consecutive days after the notice of breach from Holder;

d.
If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a “Bankruptcy Law”), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against Maker in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due; or

e.
If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, or (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker’s properties.

5.Notice by Maker. Maker shall notify Holder in writing within five (5) calendar days after Maker acquires knowledge of the occurrence of any Event of Default.
6.Remedies upon Default. Upon the occurrence of an Event of Default hereunder, Holder may, at its option, (i) by written notice to Maker, declare the entire unpaid balance of this Note immediately due and payable regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. The rights and remedies of Holder under this Note shall be cumulative and not alternative. No waiver by Holder of any right or remedy under this Note shall be effective unless in a writing signed by Holder. No amendment of this Note may be made without the written consent of Maker and Holder. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Holder arising out of this Note can be discharged by Holder, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing signed by Holder; (b) no waiver that may be given by Holder will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Holder to take further action without notice or demand as provided in this Note.
7.Presentment, Etc. Maker waives presentment for payment, demand, notice of nonpayment, notice of dishonor, protest of any dishonor, notice of protest, and acceptance of this Note, and all other demands or notices of any sort whatsoever with respect to the delivery, acceptance, or performance of this Note or otherwise. Maker agrees that Maker's liability shall not in any manner be affected by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Holder. To the fullest extent permitted by law, Maker waives the defense of the statute of limitations with respect to collection of amounts owing under this Note. Maker further waives, to the fullest extent permitted by law, the right to plead any and all statutes of limitations as a defense to any demand on this Note, or any agreement now or hereafter securing this Note. Maker expressly agrees that, without in any way affecting the liability of Maker under this Note, Holder may (without notice, consent or consideration) extend any maturity date or the time for payment of any amount due under this Note, accept additional security, release any party liable under this Note or any guarantor of this Note, and release any security now or hereafter securing this Note.
8.Prepayment. Maker may prepay all or any portion of the unpaid principal balance without penalty.
9.Costs and Attorneys’ Fees. Maker agrees to reimburse Holder for all reasonable costs of collection or enforcement of this Note, whether or not suit is filed (including but not limited to reasonable attorneys’ fees), incurred by Holder. If suit or action is filed on this Note, and Holder prevails in a final non-appealable judgement on such suit or action, Maker shall pay Holder's reasonable attorneys’ fees, expenses, and costs in such suit or action or on any appeal therefrom, including, but not limited to, all reasonable fees and expenses incurred at trial, on appeal, on petition of review, in connection with arbitration or mediation, and in a bankruptcy proceeding of any nature.
10.Time is of the Essence. Time is of the essence with regard to the performance of the obligations of Maker in this Note and each and every term, covenant and condition herein by or applicable to Maker.
11.Notices. Any notices required or permitted under this Note shall be given as provided in Section 9.03 of the Redemption Agreement.
12.Assignment. Maker may not assign its rights or obligations under this Note without the prior written consent of Holder. Holder may assign its rights and obligations under this Note without Maker’s consent in connection with the liquidation and dissolution of Holder, provided that Holder promptly notify Maker of any such assignment. Any other assignment by Holder will require the prior written consent of Maker. If Holder assigns its rights and obligations under this Note, the term “Holder” as used herein shall refer to the assignee or assignees.
13.Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof. Unless expressly provided otherwise, “including” means “including without limitation”; “or” is used in the inclusive sense of “and/or”; and “any” means “any and all”. This Note was negotiated by Maker and Holder with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Note to be construed or interpreted against any person will not apply to any construction or interpretation of this Note.
14.Entire Agreement. This Note, together with the Redemption Agreement, constitute the entire agreement between Maker and Holder pertaining to the subject matter hereof and thereof and fully supersede any and all prior or contemporaneous agreements or understandings pertaining to such subject matter.
15.Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
16.Governing Law; Venue; Waiver of Exhaustion of Tribal Remedies. This Note shall be governed by and construed in accordance with the internal laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction). Venue for any suit, action, or proceeding arising under or based upon this Note, including, without limitation, the enforcement of any arbitration award, shall lie in a court of competent jurisdiction located in King County, Washington, and appellate courts therefrom (the “Chosen Courts”). The parties hereby irrevocably submit to the exclusive jurisdiction (in personam or otherwise) of the Chosen Courts and hereby waive, and agree not to assert, as a defense in any such legal proceeding that it is not subject thereto or that such legal proceeding may not be brought or is not maintainable in the Chosen Courts, or that the Note may not be enforced in or by such courts, and the parties irrevocably agree that all claims for specific performance or injunctive relief with respect to any such legal proceeding shall be heard and determined in the Chosen Courts and irrevocably agree to be bound by the decisions of such Chosen Courts. Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the in personam jurisdiction or the laying of venue in any legal proceeding arising out of this Note in any Chosen Court. Each party irrevocable waives to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such legal proceeding or claim in such court. Each party foregoes the jurisdiction of any tribal court or tribal forum that may have jurisdiction and agrees that any final non-appealable judgment, arbitration award or non-appealable order in any such actions or proceedings shall be conclusive and may be enforced by any Chosen Court. Each party hereby expressly, unconditionally and irrevocably waives, to the fullest extent it may legally and effectively do so, any right it may otherwise have to require that any legal proceeding or claim be considered or heard first in any tribal court or tribal forum, now or hereafter existing, whether because of the doctrine of exhaustion of tribal remedies or as a matter of comity or abstention, waives any claim or right it may possess to the exercise of jurisdiction by any tribal court or tribal forum and will not commence any such legal proceeding or claim in any tribal court or tribal forum without the consent of the other parties to such legal proceeding.
17.Waiver of Sovereign Immunity. Maker hereby expressly and irrevocably waives sovereign immunity of Maker (and any defense based thereon) from any suit, action, proceeding or legal process by Holder in any forum of competent jurisdiction for the purpose of enforcing the terms and conditions of this Note, and the enforcement of any judgement arising therefrom.
[Signature on following page.]

18.STATUTORY NOTICE. MAKER ACKNOWLEDGES THAT ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
This Note is hereby DATED and made EFFECTIVE as of the Effective Date.

MAKER: SALISHAN-MOHEGAN, LLC By: /s/ Kevin P. Brown Its: Kevin P. Brown, Manager

4830-6014-9572.7